Quest Solution to Present at 27th Annual ROTH Conference

-- Management Scheduled to Present on March 9, 2015 –

HENDERSON, Nev., February 25, 2015 - -- Quest Solution, Inc, "The Company" (OTCBB: QUES), announced today that Jason Griffith, CEO, will present at the 27th Annual ROTH Conference at 5 p.m. PT, on Monday, March 9, 2015, Track 4, Salon 4. The conference will be held March 8-11, 2015 at The Ritz Carlton, 1 Ritz Carlton Drive, Dana Point, CA. Quest Solution management will be available during the day on March 9 for one-on-one meetings. Please contact your ROTH representative to schedule a meeting.

The Company’s group presentation will be available for the public to access at http://wsw.com/webcast/roth29/ques. This webcast will be archived for 90 days following the live presentation.

About the 27th Annual ROTH Conference

This conference is one of the largest of its kind in the U.S. Following the success of previous years’ events, the ROTH Conference, with close to 500 participating companies and over 3,000 attendees, will feature presentations from hundreds of public and private companies in a variety of sectors including Business Services, Cleantech & Solar, Consumer, Industrial Growth, Healthcare, Resources, Retail & E-Commerce and Technology & Media. ROTH combines company presentations, Q&A sessions, expert panels and management one-on-one meetings to provide institutional clients with extensive interaction with senior management to gain in-depth insights into each company. This conference is by invitation only. For more information, please contact conference@roth.com or your ROTH representative at (800) 933-6830.

About Quest Solution, Inc.

Quest Solution, Inc. is a leading provider in the technology, software, and mobile data collection systems business. In November 2014, the Company announced that Bar Code Specialties, Inc. (BCS) joined with Quest Solution, Inc.  The Company intends on continuing to acquire existing companies with revenues and positive cash flow.

Quest Solution, Inc. serves as a national mobility systems integrator with a focus on design, delivery, deployment and support of fully integrated mobile solutions. The Company takes a consultative approach by offering end to end solutions that include hardware, software, communications and full lifecycle management services. The highly tenured team of professionals simplifies the integration process and delivers proven problem solving solutions backed by numerous customer references.

The recent BCS acquisition is in addition to the recently announced creation of a wholly-owned division focused on commercializing Intellectual Property, Patents and Distribution of industry-specific technologies in an array of new verticals. The new division will focus on the acquisition of existing intangibles, which we anticipate will provide immediate value to the company.

Quest Solution Investor Relations & Financial Media:

Hayden IR

Brett Maas (646) 536-7331, brett@haydenir.com

or

Cameron Donahue (651) 653-1854, cameron@haydenir.com